Exhibit 3.1

Amendments to the Amended and Restated Bylaws of Verint Systems Inc., effective September 11, 2007:

ARTICLE I, SECTION 11. Issuance of Equity Securities. Notwithstanding anything to the contrary contained in these By-laws, until such time as the Corporation’s majority stockholder as of the date of this amendment ceases to hold a majority of the Corporation’s voting securities, the affirmative vote of 75% of the members of the entire Board of Directors or the affirmative vote of the holders of the majority of the issued and outstanding shares of the Corporation’s common stock shall be required to authorize the issuance of any “equity security” of the Corporation, except for issuances pursuant to share incentive or similar employee compensation plans approved by the Board prior to the effective date of this Section 11. For purposes of this Section 11, an “equity security” shall mean any shares of capital stock or other equity interest or any subscription, warrant, option or other right to acquire capital stock or other equity interest, or any security convertible into or exchangeable for capital stock or other equity interest.

ARTICLE II, Section 3: “Except as otherwise provided by law, a majority of the entire Board shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. Except as otherwise required by the Certificate of Incorporation of the Corporation or by Article 1, Section 11 of these By-laws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

At the end of ARTICLE XIII the following language is added: “and, provided further, that until such time as the Corporation’s majority stockholder as of the date of this amendment ceases to hold a majority of the Corporation’s voting securities, ARTICLE I, SECTION 11, may be amended or repealed only by the affirmative vote of 75% of the members of the entire Board of Directors or the affirmative vote of the holders of the majority of the issued and outstanding shares of the Corporation’s common stock.